Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 10-K of our report dated February 18, 2005, relating to the financial statements and financial highlights of the Balanced Fund, Large-Cap Growth Equity Fund, Large-Cap Value Equity Fund, Index Equity Fund, Intermediate Bond Fund, International Equity Fund, Mid-Cap Growth Equity Fund, Mid-Cap Value Equity Fund, Stable Asset Return Fund, Small-Cap Equity Fund, Conservative Structured Portfolio Service, Moderate Structured Portfolio Service and Aggressive Structured Portfolio Service, each a fund or portfolio of the American Bar Association Members/State Street Collective Trust, which appears in such Annual Report. We also consent to references to us under the headings “Selected Financial Data” and “Principal Accountant Fees and Services” in the Annual Report.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 11, 2005